Exhibit 99.1

International Rectifier Reports First Quarter Results

EL SEGUNDO, Calif.—(BUSINESS WIRE)—November 1, 2012— International Rectifier Corporation (NYSE:IRF) today announced financial results for the first quarter (ended September 23, 2012) of its fiscal year 2013.  Revenue was $252.5 million, a 6.4% decrease from $269.7 million in the prior quarter and a 16.6% decrease from $302.7 million in the prior year quarter.  GAAP net loss for the first quarter was $28.8 million, or $0.42 per fully diluted share compared with GAAP net loss of $68.2 million, or $0.99 per fully diluted share, in the prior quarter and GAAP net income of $22.0 million, or $0.31 per fully diluted share in the prior year quarter.

“Though the quarter came in better than our guidance, industry conditions remain challenging,” stated Oleg Khaykin, President and Chief Executive Officer of International Rectifier.  “While the high performance computing and server end markets were strong, the increase was offset by lower demand in our other major end markets, particularly appliances and industrial goods. During the quarter, we managed to reduce our R&D and SG&A expenses to $80.7 million, in- line with our projections as we took actions to reduce our cost structure.  In addition, we lowered our overall utilization level and reduced our inventory by $11.2 million dollars.”

GAAP gross margin for the first quarter was 27.9% compared with 25.9% in the prior quarter and 37.9% in the prior year quarter.  GAAP operating loss was $20.8 million compared with an operating loss of $87.7 million in the prior quarter and operating income of $30.2 million in the prior year quarter.

Cash, cash equivalents and marketable investments totaled $367.2 million at the end of the first quarter, including restricted cash of $1.6 million.

Cash provided by operating activities for the quarter was $6.5 million.

Non-GAAP Results

The non-GAAP results the Company provides exclude the effects of accelerated depreciation, asset impairment and inventory write-offs associated with our El Segundo fab closure, severance payments, impairment of goodwill, amortization of intangibles, the associated net tax effects of these items, and discrete tax provisions and benefits. The Company excludes any tax provisions (benefits) that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability.

A reconciliation of these non-GAAP measures to the Company’s reported net income (loss), gross margin and operating income (loss) results in accordance with U.S. GAAP are set forth in the attached schedules below and on our web-site at www.investor.irf.com.

On this basis, non-GAAP net loss for the first quarter was $13.9 million, or $0.20 per fully diluted share compared with non-GAAP net loss of $10.5 million, or $0.15 per fully diluted share in the prior quarter and non-GAAP net income of $25.4 million, or $0.36 per fully diluted share in the prior year quarter.

Non-GAAP gross margin for the first quarter was 28.3% compared with non-GAAP gross margin of 27.5% in the prior quarter and non-GAAP gross margin of 37.9% in the prior year quarter.  Non-GAAP operating loss for the first quarter was $9.3 million compared with non-GAAP operating loss of $10.4 million in the prior quarter and non-GAAP operating income of $32.8 million in the prior year quarter.

Operational Restructuring Activities

During the September quarter the Company initiated two major manufacturing footprint restructuring measures aimed at reducing the Company’s fixed cost.

The first is the closure of the Company’s El Segundo, California fabrication facility, which remains on schedule. The Company expects to complete the closure of this facility by the end of March, 2013.  This action is expected to save approximately $10 million per year when completed.

The second measure is the resizing of the Company’s Newport, Wales fabrication facility, which is expected to be implemented in two phases and save a total of $16 million per year when completed.  The first phase is expected to be completed by the end of the June quarter in 2013 resulting in annualized savings of approximately $5 million.  The remainder of the Company’s six-inch fabrication facility is expected to fully close by the middle of calendar year 2015, resulting in additional annualized savings of approximately $11 million.

“Given the continued weak demand in our end markets and macroeconomic uncertainty, we have initiated additional measures to reduce our SG&A and R&D expenses,” said Mr. Khaykin. “We expect these actions will further reduce our quarterly SG&A and R&D expenses to $75 million by the June quarter of 2013.  When compared to the run rate exiting our 2012 fiscal year, we now expect to save approximately $40 million in SG&A and R&D expenses on an annualized basis when our actions are completed.”

December Quarter Outlook

Mr. Khaykin noted: “Though customer inventory levels appear to be at relatively reasonable levels, demand continues to remain weak and orders have not shown signs of improvement through the first part of the quarter. As such, we currently expect December quarter revenue to range between $215 million and $230 million.  Gross margin is expected to be between 22% and 23% as a result of low factory utilization and revenue mix.

“We remain optimistic about our medium-term growth prospects and expect that our operational restructuring activities will help IR’s return to profitability and increase future operating leverage,” concluded Mr. Khaykin.

The following table outlines International Rectifier’s current forward looking December quarter outlook (on a GAAP basis unless otherwise indicated):

Revenue	$215 to $230 million
Gross margin	22% to 23%
Research and development expense	$32 to $33 million
Sales, general and administrative expense	$46 million
Asset impairment, restructuring and other charges	$2 to $3 million
Amortization of acquisition related intangibles	$1.7 million
Other expense, net	$1.5 million
GAAP tax $2 to $3 million benefit / Non-GAAP tax about $2 million expense*

*Non GAAP Tax excludes an estimated $4-$5 million one-time release of tax reserves

Segment Table Information/Customer Segments

The business segment tables included with this release for the Company’s fiscal quarters ended September 23, 2012, June 24, 2012 and September 25, 2011, respectively, reconcile revenue and gross margin for the Company’s segments to the consolidated total amounts of such measures for the Company.

Annual Report on Form 10-Q

The Company expects to file its Annual Report on Form 10-Q for the first quarter of the 2013 fiscal year with the Securities and Exchange Commission on Friday, November 2, 2012. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE: A conference call will begin today at 2:00 p.m. Pacific time. CEO Oleg Khaykin and CFO Ilan Daskal will discuss the Company’s September quarter results and December quarter outlook. All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:55 p.m. Pacific time.  In order to join this conference call, participants will be required to provide the Conference Passcode: “International Rectifier”.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A taped replay of this call will be available from approximately 6:00 p.m. Pacific time on Thursday, November 1 through Thursday, November 8, 2012. To listen to the replay by phone, call 855-859-2056 or 404-537-3406 for international callers and enter reservation number 40276966. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will”, “outlook” or similar expressions, we are making forward-looking statements.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control.  Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, further reduced demand or order cancellations arising from a decline or volatility in general market and economic conditions; reduced margins from lower than expected factory utilization, higher than expected costs and customer shifts to lower margin products; changes in the timing or amount of costs associated with, or disruptions caused by, our restructuring initiatives; our ability to implement our restructuring initiatives as planned and achieve the anticipated benefits, which may be affected by, among other things: customer requirements, changes in business conditions and/or operational needs, retention of key employees, governmental regulations, delays and increased costs; unexpected costs or delays in implementing our plans to secure and qualify external manufacturing capacity for our products, including the purchase and installation of additional manufacturing equipment; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand; volatility or deterioration of capital markets; the adverse impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction or natural disasters; delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims; the effects of natural disasters; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, as filed from time to time.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	September 23, 2012	June 24, 2012	September 25, 2011
Revenues	$252,492	$269,675	$302,741
Cost of sales	181,951	199,871	187,903
Gross profit	70,541	69,804	114,838

Selling, general and administrative expense	47,295	51,284	48,991
Research and development expense	33,449	35,052	33,028
Impairment of goodwill	—	69,421	—
Amortization of acquisition-related intangible assets	1,680	1,718	2,615
Asset impairment, restructuring and other charges	8,966	—	—
Operating income (loss)	(20,849)	(87,671)	30,204
Other expense, net	1,008	154	2,203
Interest income, net	(32)	(46)	(209)
Income (loss) before income taxes	(21,825)	(87,779)	28,210
Provision for (benefit from) income taxes	6,950	(19,593)	6,247
Net income (loss)	$(28,775)	$(68,186)	$21,963

Net income (loss) per common share—basic (1)	$(0.42)	$(0.99)	$0.31
Net income (loss) per common share—diluted (1)	$(0.42)	$(0.99)	$0.31

Average common shares outstanding—basic	69,283	69,157	69,768
Average common shares and potentially dilutive securities outstanding—diluted	69,283	69,157	70,285

(1)       Net income (loss) per common share is computed using the two-class method as required by accounting rules.  We do not pay dividends; however, net income must be allocated to unvested restricted stock units (“RSUs”) on which we could pay dividend equivalents.  The amount of net income allocated to these RSUs is excluded from income available to common shareholders in the calculation of earnings per share.  This amount was $267 thousand for the three months ended September 25, 2011.  As we were in a net loss for the three months ended September 23, 2012 and June 24, 2012, we did not have any income to allocate to unvested RSUs on which we could pay dividend equivalents.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 23, 2012	June 24, 2012 (1)	September 25, 2011
ASSETS
Current assets:
Cash and cash equivalents	$279,815	$305,423	$264,539
Restricted cash	616	595	445
Short-term investments	75,777	63,872	172,248
Trade accounts receivable, net of allowances	151,556	168,499	183,408
Inventories	283,516	294,702	282,927
Current deferred tax assets	5,251	5,110	1,988
Prepaid expenses and other receivables	34,347	29,845	34,918
Total current assets	830,878	868,046	940,473
Restricted cash	940	940	1,632
Long-term investments	10,048	15,054	4,815
Property, plant and equipment, net	465,501	461,115	459,061
Goodwill	52,149	52,149	121,570
Acquisition-related intangible assets, net	26,896	28,576	34,330
Long-term deferred tax assets	38,118	40,850	25,118
Other assets	62,393	65,093	55,519
Total assets	$1,486,923	$1,531,823	$1,642,518
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,342	$88,726	$102,509
Accrued income taxes	—	750	11,714
Accrued salaries, wages and commissions	44,008	40,403	40,558
Current deferred tax liabilities	—	—	2
Other accrued expenses	75,745	83,164	100,774
Total current liabilities	186,095	213,043	255,557
Long-term deferred tax liabilities	7,692	6,653	3,845
Other long-term liabilities	37,343	35,800	35,662
Total liabilities	231,130	255,496	295,064
Commitments and contingencies
Stockholders’ equity:
Common shares	75,322	75,125	74,708
Capital contributed in excess of par value	1,042,962	1,037,736	1,023,632
Treasury stock, at cost	(113,175)	(107,965)	(104,821)
Retained earnings	261,910	290,685	367,698
Accumulated other comprehensive loss	(11,226)	(19,254)	(13,763)
Total stockholders’ equity	1,255,793	1,276,327	1,347,454
Total liabilities and stockholders’ equity	$1,486,923	$1,531,823	$1,642,518

(1)       Amounts derived from the audited financial statements at June 24, 2012.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	September 23, 2012 (Unaudited)	June 24, 2012 (Unaudited)	September 25, 2011 (Unaudited)
Cash flows from operating activities:
Net income (loss)	$(28,775)	$(68,186)	$21,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,687	22,865	19,523
Amortization of acquisition-related intangible assets	1,680	1,718	2,615
Loss (gain) on disposal of fixed assets	(84)	22	692
Stock compensation expense	5,739	4,032	3,707
Impairment of goodwill	—	69,421	—
Gain on sale of investments	—	(11)	(54)
Other-than-temporary impairment of investments	—	482	535
Provision for bad debts	2	58	1,232
Provision for inventory write-downs	5,335	7,200	4,211
Impairment of long-lived assets	—	2,530	—
(Gain) loss on derivatives	2,210	(1,050)	(1,409)
Deferred income taxes	5,357	(16,346)	1,424
Excess tax benefit from stock-based awards	(1)	(34)	(623)
Changes in operating assets and liabilities, net	(5,119)	35,860	(39,237)
Other	(2,492)	(245)	2,021
Net cash provided by operating activities	6,539	58,316	16,600
Cash flows from investing activities:
Additions to property, plant and equipment	(21,986)	(31,560)	(45,245)
Proceeds from sale of property, plant and equipment	118	—	—
Sale of investments	—	48,682	5,342
Maturities of investments	3,000	32,684	52,025
Purchase of investments	(9,979)	(13,124)	(36,096)
Additions to restricted cash	(4)	(165)	(21)
Net cash used in (provided by) investing activities	(28,851)	36,517	(23,995)
Cash flows from financing activities:
Proceeds from exercise of stock options	663	918	399
Excess tax benefit from stock-based awards	1	34	623
Purchase of treasury stock	(5,210)	(3,145)	(23,576)
Net settlement of restricted stock units for tax withholdings	(980)	(1,750)	(1,802)
Net cash used in financing activities	(5,526)	(3,943)	(24,356)
Effect of exchange rate changes on cash and cash equivalents	2,230	(2,967)	(2,441)
Net increase (decrease) in cash and cash equivalents	(25,608)	87,923	(34,192)
Cash and cash equivalents, beginning of year	305,423	217,500	298,731
Cash and cash equivalents, end of year	$279,815	$305,423	$264,539

For the three months ended September 23, 2012, June 24, 2012, and September 25, 2011, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	Three Months Ended
	September 23, 2012			June 24, 2012			September 25, 2011
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power management devices	$90,826	36.0%	20.4%	$103,564	38.4%	14.0%	$111,207	36.7%	29.4%
Energy saving products	44,455	17.6	14.1	50,983	18.9	29.1	76,058	25.1	41.4
Automotive products	28,838	11.4	10.4	31,007	11.5	21.3	28,900	9.6	31.5
Enterprise power	37,809	15.0	38.0	33,474	12.4	31.1	35,966	11.9	40.3
HiRel	48,416	19.2	55.5	50,324	18.7	46.0	48,842	16.1	51.8
Customer segments total	250,344	99.1	27.6	269,352	99.9	25.8	300,973	99.4	37.6
Intellectual property	2,148	0.9	69.3	323	0.1	100.0	1,768	0.6	100.0
Consolidated total	$252,492	100.0%	27.9%	$269,675	100.0%	25.9%	$302,741	100.0%	37.9%

For the three months ended September 23, 2012, June 24, 2012, and September 25, 2011, stock-based compensation were as follows (in thousands):

	Three Months Ended
	September 23, 2012	June 24, 2012	September 25, 2011
Selling, general and administrative expense	$3,160	$2,109	$2,655
Research and development expense	1,420	1,122	727
Cost of sales	1,159	801	325
Total stock-based compensation expense	$5,739	$4,032	$3,707

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NON-GAAP RESULTS

(In thousands, except per share and gross profit-percentage data)

Reconciliation of GAAP to Non-GAAP Gross Profit:

	Three Months Ended
	September 23, 2012	June 24, 2012	September 25, 2011
GAAP Gross profit	$70,541	$69,804	$114,838

Adjustments to reconcile GAAP to Non-GAAP gross profit:
Impairment of long-lived assets	—	2,530	—
Accelerated depreciation	491	—	—
Inventory write-downs related to fab closure	398	1,867	—
Non-GAAP gross profit	$71,430	$74,201	$114,838
Non-GAAP gross profit-percentage	28.3%	27.5%	37.9%

Reconciliation of GAAP to Non-GAAP Operating Income (Loss):

	Three Months Ended
	September 23, 2012	June 24, 2012	September 25, 2011
GAAP Operating income (loss)	$(20,849)	$(87,671)	$30,204

Adjustments to reconcile GAAP to Non-GAAP operating income (loss):
Impairment of long-lived assets	—	2,530	—
Accelerated depreciation	491	—	—
Inventory write-downs related to fab closure	398	1,867	—
Impairment of goodwill	—	69,421	—
Severance	—	1,692	—
Amortization of acquisition-related intangible assets	1,680	1,718	2,615
Asset impairment, restructuring and other charges	8,966	—	—
Non-GAAP operating income (loss)	$(9,314)	$(10,443)	$32,819

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NON-GAAP RESULTS

(In thousands, except per share and gross profit-percentage data)

Reconciliation of GAAP to Non-GAAP Net Income (Loss):

	Three Months Ended
	September 23, 2012	June 24, 2012	September 25, 2011
GAAP Net income (loss)	$(28,775)	$(68,186)	$21,963

Adjustments to reconcile GAAP to Non-GAAP net income (loss):
Impairment of long-lived assets	—	2,530	—
Accelerated depreciation	491	—	—
Inventory write-downs related to fab closure	398	1,867	—
Impairment of goodwill	—	69,421	—
Severance	—	1,692	—
Amortization of acquisition-related intangible assets	1,680	1,718	2,615
Asset impairment, restructuring and other charges	8,966	—	—
Tax (benefit) expense of discrete items and other tax adjustments	3,300	(19,591)	824
Non-GAAP net income (loss)	$(13,940)	$(10,549)	$25,402

GAAP net income (loss) per common share—basic (1)	$(0.42)	$(0.99)	$0.31
Non-GAAP adjustments per above	0.22	0.84	0.05
Non-GAAP net income (loss) per common share—basic (1)	$(0.20)	$(0.15)	$0.36

GAAP net income (loss) per common share—diluted (1)	$(0.42)	$(0.99)	$0.31
Non-GAAP adjustments per above	0.22	0.84	0.05
Non-GAAP net income (loss) per common share—diluted (1)	$(0.20)	$(0.15)	$0.36

Average common shares outstanding—basic	69,283	69,157	69,768
Average common shares and potentially dilutive securities outstanding—diluted	69,283	69,157	70,285

(1)       GAAP net income (loss) per common share is computed using the two-class method as required by accounting rules.  We do not pay dividends; however, to properly calculate non-GAAP net income (loss) per common share, non-GAAP net income must be allocated to unvested restricted stock units (“RSUs”) on which we could pay dividend equivalents.  The amount of non-GAAP net income allocated to these RSUs is excluded from income available to common shareholders in the calculation of earnings per share.  This non-GAAP amount was $309 thousand for the three months ended September 25, 2011.  As we were in a net loss for the three months ended September 23, 2012 and June 24, 2012, we did not have any non-GAAP income to allocate to unvested RSUs on which we could pay dividend equivalents.

We provide non-GAAP net income and non-GAAP net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. These supplemental measures exclude, among other things, accelerated depreciation, inventory write-offs related to fab closures, severance, impairment of goodwill, charges related to the amortization of acquisition-related intangible assets, the impact of asset impairment, restructuring and other charges. We also exclude tax provisions (benefits) that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability in addition to tax adjustments related to non-GAAP operating income (loss) adjustments.

We use non-GAAP measures to evaluate the performance of our core businesses and to estimate future core performance. Since we find these measures to be useful, we believe that investors will benefit from seeing non-GAAP measures in addition to seeing our GAAP results. This information facilitates our internal comparisons to our historical operating results as well as to the operating results of our competitors.

Our management recognizes that items such as amortization of intangibles and asset impairment, restructuring and other charges can have a material impact on our cash flows and/or our net income. Our GAAP financial statements including our statement of cash flows portray those effects. Although we believe it is useful for investors to see core performance free of non-GAAP adjustments, investors should understand that the excluded items can be expenses and charges that impact the Company’s total cash balance. To gain a complete picture of all effects on the Company’s profit and loss from any and all events, management does (and investors should) consider only the GAAP income statement and the other financial measures. The non-GAAP numbers focus instead upon the core business of the Company, which is only a subset, albeit an important one, of the Company’s performance, and should not be relied upon by investors.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different (and contain different inclusions and exclusions as compared to GAAP information) from the non-GAAP information provided by other companies and therefore are not being provided for the purpose of comparisons with other companies.

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Company contact:

Investors

Chris Toth

310.252.7731

Media

Sian Cummins

310.252.7148